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                                                         Exhibit  A

ALLENERGY MARKETING COMPANY, L.L.C.
Consolidated Balance Sheet
As of December 31, 1996
(Unaudited)

ASSETS
------

Current Assets
     Cash                                         $2,291,347
     Accounts receivable (net of reserve
       for bad debts of $153,600)                  7,059,254
     Unbilled revenue                                  9,513
     Inventory                                     2,315,030
     Prepaid expense                                 124,065
                                                 -----------
Total Current Assets                              11,799,209


Fixed assets (net of accumulated
  depreciation of $49,368)                           343,894
Other assets                                         346,898
                                                 -----------
Total Assets                                     $12,490,001
                                                 ===========

LIABILITIES AND MEMBERS' EQUITY
-------------------------------

Current Liabilities
     Accounts payable to members                    $664,061
     Accounts payable                              6,654,611
     Accrued expenses                              1,105,749
     Other current liabilities                       633,044
                                                 -----------
Total Current Liabilities                          9,057,465

Members' Equity                                    3,432,536
                                                 -----------
Total Liabilities and Members' Equity            $12,490,001
                                                 ===========